Exhibit 99.3
NEWS RELEASE

Contact:
OSI Pharmaceuticals, Inc.	Burns McClellan (Representing OSI)
Kathy Galante	Justin Jackson (Media) 212-213-0006 ext. 327
Senior Director	Jason Farber (Media) 212-213-0006 ext. 339
Investor / Public Relations	Lisa Burns (Investors) 212-213-4281
631-962-2000
- OSI Pharmaceuticals Announces Two Corporate
Governance Changes -
MELVILLE, N.Y., February 6, 2006 — OSI Pharmaceuticals, Inc. (NASDAQ:OSIP) today announces two changes in its corporate governance designed to allow stockholders a stronger voice concerning major strategic initiatives the Company may choose to undertake in the future.
The Company’s Board of Directors has adopted a policy, effective immediately, whereby the acquisition of any business with a purchase price in excess of 20 percent of the Company’s market capitalization at the time the Company enters into a definitive agreement for the acquisition will be put to a vote of the Company’s stockholders, irrespective of the mix of cash, stock or other property comprising the purchase price. In addition, the Company also announced that the Board has determined to propose an amendment to the Company’s bylaws that will allow stockholders owning at least 20 percent of the Company’s shares to call a special meeting of stockholders upon 90 days written notice. The Board intends to submit the proposed amendment to a vote of the Company’s stockholders at the annual meeting of stockholders which is scheduled to be held on June 14, 2006.
In a joint statement by the Company, Mr. Robert A. Ingram, Chairman and Dr. Colin Goddard, Chief Executive Officer commented, “OSI’s Board of Directors and senior management are committed to building a successful organization delivering sustainable value to our stockholders and we believe that, on occasion, acquisitions such as the recently completed Eyetech purchase will be important sources of long term value creation. Nonetheless, we recognize that our stockholders deserve an appropriate means to voice opinion on sizeable strategic initiatives and, in this spirit, we have listened to the concerns and suggestions of our stockholders over the past several months and have elected to add these key additions to our corporate governance.”

The text for the new board policy and the proposed bylaw change will be filed today with the SEC on a current report on Form 8-K, a copy of which will be accessible via the Company’s website by the close of business today.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.